Exhibit 1(b)

MUNIYIELD MICHIGAN INSURED FUND, INC.

ARTICLES OF AMENDMENT

MuniYield Michigan Insured Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The charter of the Corporation is hereby amended by striking out Article II of the Articles of Incorporation and inserting in lieu thereof the following:

"Article II

NAME

The name of the Corporation is MuniYield Michigan Fund II, Inc."

SECOND: The Board or Directors of the corporation at a meeting held on August 24, 1992, duly adopted a resolution in which was set forth the foregoing amendment to the charter.

THIRD: The remaining Articles of the charter shall remain in full force and effect.

FOURTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised, approved and adopted by the board of directors of the Corporation there being no stock outstanding or subscribed for at the time of approval.

FIFTH: The authorised capital stock of the Corporation has not been increased by those Articles of Amendment.
IN WITNESS WHEREOF, the officers of MuniYield Michigan Insured Fund, Inc., who executed on behalf of said corporation these Articles of Amendment hereby acknowledge, in the name and on behalf of said corporation, these Articles of Amendment to be the corporate act of said corporation and further certify, under the penalties of perjury, that, to the best of their knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, all on this          day of August, 1992.

MuniYield Michigan Insured Fund, Inc.

/s/Philip L. Kirstein
Philip L. Kirstein,
President

Attest:

/s/ Mark B/ Goldfus
Mark B. Goldfus,
Secretary

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